                                                                    Exhibit 99.2

                           CROWN AMERICAN REALTY TRUST
                           Consolidated Balance Sheets

                                                                        September 30, 2003           December 31, 2002
                                                                        ------------------           -----------------
                                                                            (Unaudited)

                                                                        (in thousands, except share and per share data)
                                     Assets

Income-producing properties:
     Land                                                                  $  156,177                     $  156,338
     Buildings and improvements                                             1,091,514                      1,072,366
     Deferred leasing and other charges                                        39,999                         43,038
                                                                           ----------                     ----------
                                                                            1,287,690                      1,271,742
     Accumulated depreciation and amortization                               (510,903)                      (481,284)
                                                                           ----------                     ----------
                                                                              776,787                        790,458

Minority interest in Operating Partnership                                          -                          3,265
Investment in joint venture                                                     2,681                          3,114
Cash and cash equivalents, unrestricted                                        11,849                         14,122
Restricted cash and escrow deposits                                             7,454                          8,967
Tenant and other receivables                                                   14,870                         14,813
Deferred charges and other assets                                              17,762                         19,384
Assets from discontinued operations                                                 -                         25,309
                                                                           ----------                     ----------
                                                                           $  831,403                     $  879,432
                                                                           ==========                     ==========

                      Liabilities and Shareholders' Equity

Debt on income-producing properties                                        $  754,435                     $  737,566
Accounts payable and other liabilities                                         42,973                         44,569
Liabilities from discontinued operations                                            -                         13,952
                                                                           ----------                     ----------
                                                                              797,408                        796,087

                         Commitments and contingencies

Shareholders' equity:
     Non-redeemable senior preferred shares, 11% cumulative,
          $.01 par value, 2,500,000 shares authorized and issued
          at both September 30, 2003 and December 31, 2002                         25                             25
     Common shares, par value $.01 per share, 120,000,000 shares authorized, 34,069,224 and 33,572,694 shares issued at
          September 30, 2003 and December 31, 2002, respectively                  340                            335
     Additional paid-in capital                                               368,893                        365,247
     Accumulated deficit                                                     (319,682)                      (266,554)
                                                                           ----------                     ----------
                                                                               49,576                         99,053
     Less common shares held in treasury at cost; 1,534,398
          shares at both September 30, 2003 and December 31, 2002             (14,652)                       (14,652)
     Less preferred shares held in treasury at cost; 25,000 shares at
          both September 30, 2003 and December 31, 2002                          (929)                          (929)
     Accumulated other comprehensive loss                                           -                           (127)
                                                                           ----------                     ----------
                                                                               33,995                         83,345
                                                                           ----------                     ----------
                                                                           $  831,403                     $  879,432
                                                                           ==========                     ==========

        The accompanying notes are an integral part of these statements.

                           CROWN AMERICAN REALTY TRUST
                      Consolidated Statements of Operations
                                   (Unaudited)

                                                                        Three Months Ended                Nine Months Ended
                                                                           September 30,                     September 30,
                                                                     -------------------------         -------------------------
                                                                       2003             2002             2003             2002
                                                                     --------         --------         --------         --------
                                                                              (in thousands, except per share data)
Rental operations:

     Revenues:
          Minimum rent                                               $ 31,396         $ 28,043         $ 92,410         $ 83,899
          Percentage rent                                               1,209            1,259            4,361            4,303
          Property operating cost recoveries                           11,455           10,127           33,981           29,987
          Temporary and promotional leasing                             2,435            2,044            7,256            6,263
          Utility redistribution income                                 3,665            3,680           10,561           10,400
          Miscellaneous income                                            821              410            2,320            1,514
                                                                     --------         --------         --------         --------
                                                                       50,981           45,563          150,889          136,366
                                                                     ========         ========         ========         ========

     Property operating costs:
          Recoverable operating costs                                  14,747           13,112           44,383           38,698
          Property administrative costs                                   774              710            2,320            2,145
          Other operating costs                                           958              667            2,859            2,010
          Utility redistribution expense                                3,013            3,056            8,148            8,259
          Depreciation and amortization                                12,209           11,207           35,964           32,880
                                                                       31,701           28,752           93,674           83,992
                                                                     --------         --------         --------         --------
                                                                       19,280           16,811           57,215           52,374
                                                                     ========         ========         ========         ========

Other expenses:
     General and administrative                                         2,511            1,419            8,489            4,289
     Interest                                                          12,763           12,398           38,174           37,715
     Loss on early extinguishment of debt                                   -                -                -            4,314
                                                                     --------         --------         --------         --------
                                                                       15,274           13,817           46,663           46,318
                                                                        4,006            2,994           10,552            6,056
                                                                     ========         ========         ========         ========

Property sales, disposals and adjustments:
     Gain on sale of outparcel land                                       191                -              274               94
                                                                     --------         --------         --------         --------
                                                                          191                -              274               94
                                                                     ========         ========         ========         ========

Minority interest in Operating Partnership                             (1,229)          (1,354)          (7,572)          (4,110)
Income from continuing operations                                       2,968            1,640            3,254            2,040

Discontinued operations:
     Loss from discontinued operations                                      -             (230)            (235)            (647)
     Loss on asset sales                                                    -                -          (13,787)               -
                                                                     --------         --------         --------         --------
                                                                            -             (230)         (14,022)            (647)
                                                                     ========         ========         ========         ========

Net income (loss)                                                       2,968            1,410          (10,768)           1,393
                                                                     ========         ========         ========         ========
     Dividends on preferred shares                                     (3,403)          (3,403)         (10,209)         (10,209)
                                                                     ========         ========         ========         ========
Net loss applicable to common shareholders                           $   (435)        $ (1,993)        $(20,977)        $ (8,816)
                                                                     ========         ========         ========         ========

Per common share information:

     Basic and Diluted EPS:
          Loss from continuing operations before discontinued
              operations, net of preferred dividends                 $  (0.01)        $  (0.05)        $  (0.21)        $  (0.29)
                                                                     ========         ========         ========         ========
          Loss from discontinued operations                                 -            (0.01)           (0.44)           (0.02)
                                                                     ========         ========         ========         ========
          Net loss                                                   $  (0.01)        $  (0.06)        $  (0.65)        $  (0.31)
                                                                     ========         ========         ========         ========
          Weighted average shares outstanding - (000)                  32,505           31,984           32,243           28,625
                                                                     ========         ========         ========         ========

        The accompanying notes are an integral part of these statements.

                           CROWN AMERICAN REALTY TRUST
                 Consolidated Statement of Shareholders' Equity
                                   (Unaudited)

                                                                                                                  Common
                                                     Senior                       Additional                      Shares
                                                     Preferred       Common       Paid in         Accumulated     Held in
                                                     Shares          Shares       Capital         Deficit         Treasury
                                                     ---------       ------       ----------      -----------     ----------
                                                                                (in thousands)
Balance, December 31, 2002                           $      25       $  335       $ 365,247       $(266,554)      $ (14,652)
                                                     =========       ======       =========       =========       =========

Comprehensive income:
  Net loss                                                                                          (10,768)
  Net income on cash-flow hedging activities                                                              -
  Total comprehensive loss                                                                          (10,768)

Issuance of common shares and  DRIP purchases                             5           3,780
Transfer in of limited partner's
  interest in the Operating Partnership                                                (134)
Reduction in minority partner's ownership interest
  related to purchase of Oak Ridge Mall                                                             (11,412)
Dividends paid and accrued:
  Preferred shares                                                                                  (10,209)
  Common shares                                                                                     (20,739)
                                                     ---------       ------       ---------       ---------       ---------
Balance, September 30, 2003                          $      25       $  340       $ 368,893       $(319,682)      $ (14,652)
                                                     =========       ======       =========       =========       =========

                                                     Senior
                                                     Preferred
                                                     Shares                Accumulated
                                                     Held in            Other Comprehensive
                                                     Treasury          Loss            Total
                                                     ----------      -------------------------
                                                                  (in thousands)
Balance, December 31, 2002                           $    (929)      $    (127)      $  83,345
                                                     =========       =========       =========

Comprehensive income:
  Net loss                                                                   -         (10,768)
  Net income on cash-flow hedging activities                               127             127
  Total comprehensive loss                                                 127         (10,641)

Issuance of common shares and  DRIP purchases                                            3,785
Transfer in of limited partner's
  interest in the Operating Partnership                                                   (134)
Reduction in minority partner's ownership interest
  related to purchase of Oak Ridge Mall                                                (11,412)
Dividends paid and accrued:
  Preferred shares                                                                     (10,209)
  Common shares                                                                        (20,739)
                                                     ---------       ---------       ---------
Balance, September 30, 2003                          $    (929)        $     -       $  33,995
                                                     =========       =========       =========

        The accompanying notes are an integral part of these statements.

                           CROWN AMERICAN REALTY TRUST
                      Consolidated Statements of Cash Flows
                                   (Unaudited)

                                                                                               Nine Months Ended
                                                                                                  September 30,
                                                                                           -------------------------
                                                                                              2003            2002
                                                                                           ---------       ---------
                                                                                                 (in thousands)
Cash flows from operating activities:
   Net (income) loss                                                                       $ (10,768)      $   1,393
   Adjustments to reconcile net loss to net cash provided by operating activities:
      Minority interest in Operating Partnership                                               7,572           4,110
      Equity earnings in joint venture                                                          (379)           (326)
      Depreciation and amortization                                                           38,471          35,291
      Operating loss from discontinued operations                                                235             647
      Loss on asset sales                                                                     13,787               -
      Loss on early extinguishment of debt                                                         -           4,314
      Net cash used in discontinued operations                                                  (319)            621
      Net changes in:
         Tenant and other receivables                                                            (44)          1,993
         Deferred charges and other assets                                                      (864)         (4,757)
         Restricted cash and escrow deposits                                                   1,355             470
         Accounts payable and other liabilities                                               (1,645)         (9,371)
                                                                                           ---------       ---------
            Net cash provided by operating activities                                         47,401          34,385
                                                                                           =========       =========

Cash flows from investing activities:
   Investment in income-producing properties                                                 (22,043)        (10,941)
   Acquisition of enclosed shopping mall                                                           -         (50,004)
   Change in investing escrow deposits                                                          (844)           (342)
   Distributions from joint venture                                                              535             260
   Capital investments in discontinued operations                                                  -             171
                                                                                           ---------       ---------
            Net cash used in investing activities                                            (22,352)        (60,856)
                                                                                           =========       =========

Cash flows from financing activities:
   Proceeds from issuance of debt, net of loan deposits and prepayment penalties              27,694         105,888
   Cost of issuance of debt                                                                        -          (1,140)
   Debt repayments                                                                            (9,831)        (94,915)
   Dividends and distributions paid on common shares and partnership units                   (26,022)        (24,196)
   Dividends paid on senior preferred shares                                                 (10,209)        (10,209)
   Cash flow support payments                                                                    871           2,357
   Net proceeds from the issuance of common shares and from exercise of stock options          3,785          47,622
   Debt repaid on discontinued operations                                                    (13,610)         (5,379)
                                                                                           ---------       ---------
            Net cash (used in) provided by financing activities                              (27,322)         20,028
                                                                                           =========       =========
Net decrease in cash and cash equivalents                                                     (2,273)         (6,443)
                                                                                           =========       =========
Cash and cash equivalents, beginning of period                                                14,122          16,999
                                                                                           =========       =========
Cash and cash equivalents, end of period                                                   $  11,849       $  10,556
                                                                                           =========       =========

Supplemental Cash Flow Data:
   Interest paid                                                                           $  36,786       $  36,409
                                                                                           =========       =========
   Other comprehensive income - hedging activities                                         $     127       $     639
                                                                                           =========       =========

        The accompanying notes are an integral part of these statements.

                          CROWN AMERICAN REALTY TRUST
                   Notes to Consolidated Financial Statements
                                  (Unaudited)

NOTE 1 - ORGANIZATION, NATURE OF OPERATIONS AND BASIS OF PRESENTATION

Organization

Crown American Realty Trust (the "Company") was formed on May 14, 1993 as a Maryland real estate investment trust (a "REIT") to acquire and operate substantially all of the enclosed shopping mall properties and two office buildings (the "Initial Properties") owned by Crown American Associates ("Crown Associates"), formerly Crown American Corporation. Crown Associates is a wholly-owned subsidiary of Crown Holding Company ("Crown Holding"), which is controlled by Mark Pasquerilla, Chairman of the Board of Trustees and CEO of the Company. Crown Associates, which was founded in 1950, was engaged principally in the development, acquisition, ownership and management of enclosed shopping malls and, to a lesser extent, strip shopping centers, hotels and office buildings. The Company raised approximately $405 million in equity through an initial public offering of approximately 25.5 million shares, which occurred on August 17, 1993, and used the proceeds to purchase an initial 78% general partnership interest in Crown American Properties, L.P. (the "Operating Partnership"), a partnership which was formed just prior to consummation of the offering to own and operate the Initial Properties. These proceeds, along with new borrowings, were used by the Operating Partnership to retire debt related to the Initial Properties.

Simultaneously with the public offering, Crown Associates and an affiliate transferred the Initial Properties and the management operations into the Company, the Operating Partnership, or Crown American Financing Partnership (the "Financing Partnership"), a partnership which is 99.5% owned by the Operating Partnership and 0.5% owned by the Company.

The limited partnership interest in the Operating Partnership and the 1.6 million shares in the Company received for two malls transferred in 1993 are currently held by Crown Investments Trust ("Crown Investments") and by Crown American Investment Company (a subsidiary of Crown Investments). Crown Investments is a wholly-owned subsidiary of Crown Holding. While the Company, as general partner, has broad rights and authority to conduct the business, the Operating Partnership agreement provides that the consent of Crown Investments is required for certain actions, including among others, merger, consolidation, dissolution, liquidation, or sale of all or substantially all of the assets of the Operating Partnership.

Proposed Merger

As disclosed in Note 7, on May 13, 2003, the Company entered into a definitive merger agreement with Pennsylvania Real Estate Investment Trust ("PREIT").

Nature of Operations

The Company operates in one business segment - real estate. The Company's revenues are primarily derived under real estate leases with national, regional and local department stores and other specialty retailers. The Company provides leasing, management, acquisition, development, construction and tenant-related services for its portfolio. The Company does not have any foreign operations. The Company evaluates performance based upon net operating income from the combined properties in the segment.

As of September 30, 2003, the Properties consist of: (1) 26 wholly-owned enclosed shopping malls (together with adjoining outparcels and undeveloped land) located in Pennsylvania, New Jersey, Maryland, Tennessee, North Carolina, West Virginia, Virginia, Georgia, Wisconsin and Alabama (2) a 50% general partnership interest in Palmer Park Mall Venture, which owns Palmer Park Mall located in Easton, Pennsylvania, (3) Pasquerilla Plaza, an office building in Johnstown, Pennsylvania, which serves as the headquarters of the Company and is partially leased to other parties, and (4) a parcel of land and building improvements located in Pennsylvania (under a purchase option) sub-leased to a department store chain ("Westgate anchor pad").

As the owner of real estate, the Company is subject to risks arising in connection with the underlying real estate, including defaults under or non-renewal of tenant leases, tenant bankruptcies, competition, inability to rent unleased space, failure to generate sufficient income to meet operating expenses, as well as debt service, capital expenditures and tenant improvements, environmental matters, financing availability and changes in real estate and zoning laws. The success of the Company also depends upon certain key personnel, the Company's ability to maintain its qualification as a REIT, compliance with the terms and conditions of the GECC Mortgage Loans (described below) and other debt instruments, and trends in the national and local economy, including interest rates, income tax laws, governmental regulations and legislation and population trends.

Basis of Presentation

The accompanying consolidated financial statements of the Company include all accounts of the Company, its wholly-owned subsidiaries, and its majority-owned subsidiary, the Operating Partnership and its subsidiaries. All significant intercompany amounts have been eliminated. Other than its ownership interests in its subsidiaries, the Company owns no other assets and has no other business activities.

The Company is the sole general partner in the Operating Partnership, and at September 30, 2003 the Company held 100% of the preferred partnership interests and 85.1% of the common partnership interests in the Operating Partnership. The Operating Partnership directly owns five malls, the 50% joint venture interest in Palmer Park Mall, Pasquerilla Plaza, and the Anchor Pad. All remaining properties are owned by eight partnerships and limited liability companies that are either 99.5% or 100.0% owned by the Operating Partnership; the remaining 0.5% interests in these second-tier entities are owned by the Company through various wholly-owned subsidiaries. The Operating Partnership owns 100% of Crown American Services Corporation formed in 2002 as a taxable REIT subsidiary to provide labor and other services to the Operating Partnership with respect to certain operating activities. The Operating Partnership also owns 100% of Crown American GC, Inc. formed in 2001 as a taxable REIT subsidiary to sell gift certificates to shoppers at properties owned by the Company. Only the Operating Partnership and Crown American Services Corporation have paid employees. The Operating Partnership manages all properties except the Palmer Park Mall and the Anchor Pad, and also manages other properties for third party owners and provides construction management and other services for third parties.

In the opinion of management, the accompanying unaudited consolidated interim financial statements include all adjustments of a normal recurring nature necessary for a fair presentation of the financial position and results of operations of the Company. These consolidated interim financial statements and the accompanying notes should be read in conjunction with the audited consolidated financial statements of the Company for the year ended December 31, 2002, which are included in its Annual Report on Form 10-K as amended on Form 8-K, dated June 9, 2003. The results of operations for interim periods are not necessarily indicative of results to be expected for the year.

The preparation of financial statements in conformity with accounting principles generally accepted in the United States ("GAAP") requires management to make estimates and assumptions that affect the reported amounts of assets and liabilities and disclosure of contingent assets and liabilities at the date of the financial statements and the reported amounts of revenues and expenses during the reporting period. Actual results could differ from those estimates.

Certain reclassifications have been made to prior year amounts to conform to the current year presentation. Carlisle Plaza Mall, which was sold in October 2002, and Oak Ridge Mall, which was sold in March 2003, are shown as discontinued operations in the accompanying financial statements with all prior periods reclassified. (See Note 6 to the interim Consolidated Financial Statements.) In addition, as described in Note 3 to the interim Consolidated Financial Statements, the Company adopted SFAS 145 effective January 1, 2003 and accordingly reclassified losses on early debt extinguishments that occurred in prior periods from extraordinary losses to income from continuing operations.

NOTE 2 - SIGNIFICANT ACCOUNTING POLICIES

Minority Interest

Minority interest represents the common partnership units in the Operating Partnership that are owned by Crown Investments and its subsidiary. At September 30, 2003 Crown Investments and its subsidiary owned 14.9% of the total common partnership units outstanding. Crown American Realty Trust owns the remaining 85.1%. The minority interest balance is adjusted each year for Crown Investments' and its subsidiary's proportionate share of net income (loss) of the Operating Partnership (after deducting preferred unit distributions), common partnership distributions, and additional capital contributions. Primarily because the distributions on common partnership units have been larger than the Operating Partnership's income (loss) after preferred unit distributions, the minority interest account on the consolidated balance sheets had been declining each year. The balance was reduced below zero in the second quarter of 2000. Under accounting principles generally accepted in the United States, when the minority partner's share of the Operating Partnership's net income (loss) applicable to common shareholders and the minority partner's cash distributions and capital contributions, would cause the minority interest balance to be less than zero, such balance must be reported at zero unless there is a legal obligation of the minority partner to reimburse the Operating Partnership for such excess amounts. The partnership agreement had provided for such obligation by the minority partner in the form of cash flow support payments on three of the Company's malls that were in the lease-up phase at the time of the Company's IPO in 1993. Accordingly, since the minority interest account was reduced below zero, and there was a legal obligation of the minority partner to make additional cash contributions to the Operating Partnership, the minority interest balance at December 31, 2002 was shown on the Consolidated Balance Sheet as an asset. This asset balance at December 31, 2002 was limited to $3.3 million, the then estimated amount of cash flow support to be received over the next twelve months. As described in Note 6 to the interim Consolidated Financial Statements in 2003, the Cash Flow Support Agreement (the "Support Agreement") was amended significantly in connection with the sale of Oak Ridge Mall and due to the Merger Agreement (as described in Note 7 to the interim Consolidated Financial Statements). As a result of these amendments the minority partner has no further obligation to make cash flow support payments to the Operating Partnership and the minority interest balance was reduced to zero as of May 13, 2003 and currently remains at zero. An additional amount of $10.9 million, representing the excess losses and distributions over the cash flow support, has been absorbed by the Company in its share of loss from the Operating Partnership for the first nine months of 2003. On a cumulative basis, $25.0 million of such losses and excess distributions have been absorbed by the Company, through and including September 30, 2003.

Net Income (Loss) Per Share

Basic income (loss) per common share is computed by dividing net income (loss) applicable to common shares, as shown in the Consolidated Statements of Operations, by the weighted average number of common shares outstanding for the year. Diluted income (loss) per share is computed the same way except that the weighted average number of common shares outstanding is increased, using the treasury stock method, for the assumed exercise of options under the Company's share incentive plans. The calculation of diluted earnings per share for the nine months ended September 30, 2003 and 2002 would have included approximately 309,000 shares and 308,000 shares respectively, for the assumed exercise of options under the Company's share incentive plans, except that no anti-dilution is permitted as a result of losses reported by the Company. Because no anti-dilution is permitted, diluted and basic EPS are identical.

The calculation of pro forma earnings (loss) per share, computed in accordance with FASB statement No. 148 "Accounting for Stock-Based Compensation" is show in the table below:

                                                                             Nine Months ended September 30,
                                                                             -------------------------------
                                                                                 2003                 2002
                                                                               --------             --------
                                                                      (thousands of dollars, except per share data)
Net loss allocable to common shares, as reported                              $(20,977)            $ (8,816)

Add: Stock-based employee compensation expense included in net income                -                    -

Deduct: Stock-based employee compensation expense determined
   under fair value based method for all awards                                    (31)                 (78)
                                                                              --------             --------

Pro forma net loss allocable to common shares                                 $(21,008)            $ (8,894)
                                                                              --------             --------

Loss per common share:
Basic and diluted, as reported                                                $  (0.65)            $  (0.31)
                                                                              --------             --------
Basic and diluted, pro forma                                                  $  (0.65)            $  (0.31)
                                                                              --------             --------

NOTE 3 - NEW ACCOUNTING PRONOUNCEMENTS

In April 2002, the FASB issued SFAS No. 145 "Recission of FASB Statements No. 4, 44, and 64, Amendment of FASB Statement No. 13, and Technical Corrections" ("SFAS 145"). Among other items, SFAS 145 rescinds FASB Statement No. 4 "Reporting of Gains and Losses from Extinguishment of Debt" and "Extinguishments of Debt Made to Satisfy Sinking-Fund Requirements". As a result, gains and losses from extinguishment of debt should be classified as extraordinary items only if they meet the criteria of APB Opinion No. 30 "Reporting the Results of Operations - Reporting the Effects of Disposal of a Segment of a Business, and Extraordinary, Unusual, and Infrequently Occurring Events and Transactions". The Company has adopted the provisions of SFAS 145 in the first quarter of 2003 and, consequently, has reclassified the $4.3 million loss on the early extinguishment of debt, which occurred in the first quarter of 2002, from an extraordinary loss to income from continuing operations.

In July 2002, the FASB issued Statement of Accounting Standards No. 146, "Accounting for Costs Associated with Exit or Disposal Activities", ("SFAS 146") which addresses financial accounting and reporting for costs associated with exit or disposal activities and nullifies EITF Issue No. 94-3, "Liability Recognition for Certain Employee Termination Benefits and Other Costs to Exit an Activity (including Certain Costs Incurred in a Restructuring)." Among other provisions, the Statement eliminates the definition and requirements for recognition of exit costs in Issue 94-3 and requires that a liability for a cost associated with an exit or disposal activity be recognized when the liability is incurred which can differ from the commitment date of the plan. This Statement also establishes that fair value is the objective for initial measurement of the liability. The provisions of SFAS 146 are effective for exit or disposal activities that are initiated after December 31, 2002, with early application encouraged. The implementation of this Statement has had no impact on the Company's results of operations or financial position.

The Company adopted the disclosure provisions of FASB Interpretation No. (FIN) 45, "Guarantor's Accounting and Disclosure Requirements for Guarantees, Including Direct Guarantees of Indebtedness of Others," in the fourth quarter of 2002. The Company will apply the initial recognition and initial measurement provisions on a prospective basis for all guarantees issued or modified after December 31, 2002. Under FIN 45, at the inception of guarantees issued after December31, 2002, the Company will record the fair value of the guarantee as a liability, with the offsetting entry being recorded based on the circumstances in which the guarantee was issued. The Company will account for any fundings under the guarantee as a reduction of the liability. After funding has ceased, the Company will recognize the remaining liability in the income statement on a straight-line basis over the remaining term of the guarantee. Adoption of FIN 45 will have no impact to the Company's historical financial statements as existing guarantees are not subject to the measurement provisions of FIN 45. The impact on future financial statements will depend on the nature and extent of issued guarantees but is not expected to have a material impact to the Company. (See
Note 4 to the interim Consolidated Financial Statements.)

FIN 46, "Consolidation of Variable Interest Entities," is effective for all enterprises with variable interests in variable interest entities created after January 31, 2003. FIN 46 provisions must be applied to variable interests in variable interest entities created before February 1, 2003 from the beginning of the third quarter of 2003. If an entity is determined to be a variable interest entity, it must be consolidated by the enterprise that absorbs the majority of the entity's expected losses if they occur, receives a majority of the entity's expected residual returns if they occur, or both. Where it is reasonably possible that the Company will consolidate or disclose information about a variable interest entity, the Company must disclose the nature, purpose, size and activity of the variable interest entity and the Company's maximum exposure to loss as a result of its involvement with the variable interest entity in all financial statements issued after January 31, 2003. The Company has adopted this requirement as of January 31, 2003, and no variable interest entities were identified.

FASB Statement No. 148, "Accounting for Stock-Based Compensation - Transition and Disclosure", amends the disclosure provisions of FASB Statement No. 123, "Accounting for Stock-Based Compensation", and APB Opinion No. 28, "Interim Financial Reporting", to require disclosure in the summary of significant accounting policies of the effects of an entity's policy with respect to stock-based employee compensation on reported net income and earnings per share in annual and interim financial statements. SFAS 148 is effective for financial reports containing condensed consolidated financial statements for interim periods beginning after December 15, 2002, and the required disclosures are contained in Note 2 herein.

FASB Statement No. 149, "Amendment of Statement 133 on Derivative Instruments and Hedging Activities", amends and clarifies financial accounting and reporting for derivative instruments, including certain derivative instruments embedded in other contracts and for hedging activities under FASB No. 133. SFAS 149 is effective for contracts entered into or modified after June 30, 2003, with limited exceptions, and its provisions are to be applied prospectively. The Company does not believe that the adoption of SFAS 149 will have any impact on its results of operations or its financial position, as the Company does not currently have any derivatives or hedging activities.

FASB Statement No. 150, "Accounting for Certain Financial Instruments with Characteristics of both Liabilities and Equity", establishes standards for how an issuer classifies and measures certain financial instruments that have characteristics of both liabilities and equity. Certain financial instruments which had previously been classified as equity may now have to be classified as a liability if they meet the provisions of SFAS 150. SFAS 150 is effective for financial instruments entered into or modified after May 31, 2003, and otherwise is effective at the beginning of the first interim period beginning after June 15, 2003, except for mandatorily redeemable financial instruments of nonpublic entities. The Company believes that the implementation of this Statement will not have a material impact on the Company's results of operations or financial position.

NOTE 4 - DEBT ON INCOME-PRODUCING PROPERTIES

Debt on income-producing properties, excluding debt on discontinued operations, consisted of the following (in thousands):

                              September 30, 2003         December 31, 2002

GECC Mortgage Loan                 $445,020                  $450,422
Permanent loans                     161,687                   163,116
Secured lines of credit             147,728                   124,028
                                   $754,435                  $737,566

GECC Mortgage Loan

On August 28, 1998, the Company closed a $465 million 10-year mortgage with General Electric Capital Corporation ("GECC"). The gross proceeds from the new loan (the "GECC Mortgage Loan") were used to refinance $420.6 million of existing mortgage loans ("Old Mortgage Loans"). The remaining proceeds were used largely to establish escrows to fund the remaining expansion and redevelopment costs of Patrick Henry Mall and Nittany Mall, and to fund closing costs, initial loan reserves and prepayment penalties with respect to $230.0 million of the Old Mortgage Loans that were pre-paid prior to their maturity dates. The GECC Mortgage Loan has a fixed stated interest rate of 7.43% and is secured by cross-collateralized mortgages on 15 of the malls. The loan provides for payment of interest only during the first two years and interest and principal amortization, based on 25 year amortization, during the last eight years. Crown Investments has guaranteed $250 million of the GECC Mortgage Loan.

Permanent Loans

At September 30, 2003, permanent loans consisted of six loans secured by six properties held by the Operating Partnership or its subsidiaries, as follows:
(1) a $26.6 million mortgage loan secured by Schuylkill Mall due December 2008 with a fixed interest rate of 7.25%, (2) a $13.6 million mortgage loan secured by Crossroads Mall due July 2008 with a fixed interest rate of 7.39%, (3) a $53.3 million mortgage loan secured by Capital City Mall due January 2012 with a fixed interest rate of 7.61%, (4) a $1.2 million Urban Development Action Grant ("UDAG") loan secured by the Company's headquarters office building due October 2006 with 0% interest, (5) a $37.0 million mortgage loan secured by Valley View Mall due October 2009 with a fixed interest rate of 6.15%, and (6) a $30.0 million mortgage loan secured by Wiregrass Commons Mall due November 2005 (excludes two one-year extensions that may be available) with a variable interest rate of LIBOR plus 2.0%. All the permanent loans except the loans on Capital City Mall, Valley View Mall, and Crossroads Mall are fully guaranteed by either the Company or the Operating Partnership.

The proceeds from the $53.3 million loan on Capital City Mall, which closed in January 2002, were used to repay $42.5 million on the former mortgage loan (included a $4.1 prepayment penalty) and $1.7 million of loan closing costs and various loan reserves. The $4.1 million prepayment penalty together with $0.2 million of unamortized deferred financing costs on the previous loan were initially recorded as an extraordinary loss in the Company's Consolidated Statement of Operations during the first quarter of 2002, and have now been reclassified to continuing operations, as required by SFAS 145.

On November 7, 2002, the Company and its lender executed agreements to extend and modify the terms of its mortgage loan on Schuylkill Mall, Frackville, PA. Under the previous terms, the loan bore interest at a fixed rate of 8.375%, the annual debt service payment was $3.62 million, and the loan matured on December 1, 2004. The new terms, effective November 1, 2002, include interest at a fixed rate of 7.25%, annual debt service of $3.32 million and a maturity date of December 1, 2008. In connection with this extension and modification of terms, the Company made a cash payment of $5.0 million to reduce the principal balance from $32.9 million to $27.9 million. The loan was and remains fully guaranteed by the Operating Partnership.

At December 31, 2002, $13.6 million of mortgage debt on Oak Ridge Mall was outstanding. This loan was reclassified to "Liabilities from discontinued operations" in the current financial statements as a result of the sale of Oak Ridge Mall on March 31, 2003 as described in Note 6 to the interim Consolidated Financial Statements. This loan was paid off on March31, 2003 in connection with the sale, primarily using funds drawn from the Company's secured lines of credit.

Secured Lines of Credit

In September 2000 the Company executed a three-year extension and other modifications to its secured revolving credit facility with GECC. The maturity date on the modified line was extended from November17, 2001 to November 17, 2004. The interest rate on the loan was reduced from LIBOR plus 2.95% to LIBOR plus 2.25%. The maximum potential availability under the line was increased from the former limit of $150 million to $175 million due to the addition of a sixth mall to the collateral base in the fourth quarter of 2000. Actual availability under the line is based on the level of operating income generated at the properties securing the line of credit; at September 30, 2003, total borrowing capacity was approximately $159 million. The revolving credit facility is currently secured by cross-collateralized mortgages on six of the Company's enclosed malls. The facility also includes pre-defined release provisions should the Company sell certain of the malls to third parties. The facility currently is prepayable, subject to an exit fee of approximately $0.8 million, which has been accrued in deferred financing costs and is being amortized over the loan term. Borrowings under this credit facility totaled $147.7 million at September 30, 2003.

In addition to the above facility, the Company has a $6.0 million line of credit with a bank secured by a mortgage on the Company's headquarters office building bearing interest at LIBOR plus 2.25%. The maturity date on this loan was extended to April 30, 2004. There were no amounts outstanding under this line as of September 30, 2003.

Covenants and Restrictions

Some of the above loans and lines of credit contain certain financial covenants and other restrictions, including limitations on the ratios, as defined, of total Company debt to earnings before interest, tax, depreciation and amortization ("EBITDA"), EBITDA to fixed charges, and floating rate debt to total debt; the failure to observe such covenants would constitute events of default under the loans and if not cured by the Company would give the lenders additional rights, including to receive all cash flows from the properties or to require the loan(s) to be repaid immediately. The Company was in compliance with all loan covenants or had received appropriate lender waivers as of and during the period ended September30, 2003 and through the date hereof. There are ongoing requirements under the GECC Mortgage Loan, the GECC line of credit, the $53.3 million loan on Capital City Mall, and the $37.0 million loan for Valley View Mall to have insurance policies in place with insurance companies that have certain minimum credit ratings, as defined in the respective loan agreements. Two of the major insurance carriers used by the Company, for general liability, workers' compensation, automobile, excess liability and property coverage, had been down-graded by certain rating agencies, and one of these two insurance companies has been downgraded three times. The Company has replaced the downgraded insurance company that had provided general liability coverage with an insurance company whose ratings currently exceed the loan requirements. With respect to the other insurance company, in each instance all lenders have approved the continued use of the insurance carrier provided no further rating downgrades occur. The current lender approvals are effective until the insurance renewal dates in April 2004 (for property coverage) and September 2004 (for workers' compensation, automobile and excess liability coverages). If a further rating downgrade were to occur in the future, the Company may be required to replace the insurance coverage prior to the scheduled policy renewal dates in April and September 2004. While management believes that it would be able to replace the downgraded insurance company as part of the normal policy renewal cycles, or sooner if so required due to any future rating downgrade not waived by lenders, there is no assurance it can do so, because future conditions may prevent the Company from securing such insurance. In addition, the premiums paid may increase significantly from those paid under current insurance policies.

Twenty-one of the Company's malls are owned or ground leased by special purpose consolidated subsidiaries of the Company. The sole business purpose of the special purpose subsidiaries, as an ongoing covenant under the related loan agreements, is the ownership and operation of the properties. The mortgaged malls and related assets owned by these special purpose subsidiaries are restricted under the loan agreements for the payment of the related mortgage loans and are not available to pay other debts of the consolidated Company. However, so long as the loans are not under an event of default, as defined in the loan agreements, the cash flows from these properties, after debt service and reserve payments are made, are available for the general use of the consolidated Company.

Interest Rates and Swap Agreements

The GECC Mortgage Loan on the Financing Partnership properties and five of the permanent loans with an aggregate principal balance of $576.7 million at September 30, 2003 have fixed interest rates ranging from 6.15% to 7.61% (excluding the UDAG loan which is interest free). The weighted average interest rate on this fixed-rate debt at September 30, 2003 and 2002 was 7.42% and 7.48%, respectively. All of the remaining loans with an aggregate principal balance of $177.7 million at September 30, 2003 have variable interest rates based on spreads ranging from 2.00% to 2.25% above 30 day LIBOR. The weighted average interest rates on the variable rate debt at September 30, 2003 and 2002 were 3.33% and 4.07%, respectively. The weighted average interest rates on variable rate debt during the nine months ended September 30, 2003 and 2002 were 3.47% and 4.11%, respectively.

In the first quarter of 2001, the Company entered into swap agreements on a notional amount of $35 million of the Company's floating rate debt. The effective LIBOR swap rate on the two agreements was 5.197% and their terms expired on February 1, 2003. The Company designated this transaction as a cash flow hedge of a floating-rate liability and applied the guidance set forth in SFAS No. 133 (Accounting for Derivative Instruments and Hedging Activities) to this transaction. The fair value of these transactions was recorded in the balance sheet, with the offset to Accumulated Other Comprehensive Loss. The current year impact of the mark to market adjustment was to record comprehensive income of $0.1 million for the nine months ended September 30, 2003.

Debt Maturities

As of September 30, 2003, the scheduled principal payments on all debt are as follows (in thousands):



Period Ending December 31,
--------------------------

2003 (three months)            $  2,387
2004 (year)                     158,272
2005 (year)                      41,769
2006 (year)                      12,546
2007 (year)                      13,193
Thereafter                      526,268
                               $754,435

NOTE 5 - ACQUISITIONS

In late September 2002, the Company completed the acquisition of Valley View Mall, an enclosed regional shopping mall, located in La Crosse, Wisconsin, from The Equitable Life Assurance Society of the United States. Valley View Mall comprises 586,000 square feet of gross leasable area ("GLA"), which includes 37,000 square feet of GLA in a detached strip center. The mall is anchored by Sears, JC Penney, Marshall Fields and Herberger's. The stores occupied by Sears, Marshall Fields and Herberger's, aggregating 256,000 square feet of GLA, together with related parking areas are owned by their anchor occupants. The purchase price, excluding closing costs and expenses, was $49.92 million and was financed by a $37.0 million seven-year fixed rate mortgage loan bearing interest at 6.15%, with the balance funded from the Company's line of credit with GECC. As described in Note 8, in June 2002, the Company raised $47.2 million net proceeds from a common share secondary offering and used those proceeds initially to pay down its line of credit with GECC with the intent of later re-borrowing from the line of credit for acquisitions or for other general corporate purposes.

On November 19, 2002, the Company completed the acquisition of Wiregrass Commons Mall, an enclosed regional shopping mall, located in Dothan, Alabama from Metropolitan Life Insurance Company. The mall comprises 633,000 square feet of GLA, of which approximately 230,000 square feet of mall shop space is owned GLA with the remaining GLA, together with related parking areas, owned by their anchor occupants. The mall is anchored by Dillard's, JC Penney, McRae's and Parisian. The purchase price also includes approximately 60 acres of vacant land some of which can be used for expansion or outparcel development or sale. The purchase price, excluding closing costs and expenses, was $40.25 million and was financed by a $30.0 million floating rate mortgage loan bearing interest at LIBOR plus 2.00% with the balance funded from cash and borrowings from the Company's line of credit with GECC.

NOTE 6 - DISPOSITIONS

Carlisle Plaza Mall, an enclosed shopping mall with a small adjacent strip center aggregating 342,000 square feet of gross leaseable area located in Carlisle, PA, had been under a contract of sale. During the third quarter of 2002, the buyer, Carlisle Realty Partners L.P., an unrelated third party, made sufficient progress in completing its due diligence and other matters such that this asset became classified as held for sale as of September 30, 2002. Carlisle Plaza Mall was sold on October 29, 2002 for $5.8 million, less $0.4 million in closing costs and expenses, which resulted in a gain on sale of approximately $0.4 million after sale costs and expenses, which was recorded in the fourth quarter of 2002. A mortgage loan of approximately $6.0 million was paid off as a part of the sale of this asset, and $0.8 million of Industrial Development bonds related to Carlisle Plaza Mall were paid off in December 2002. As required by Statement of Financial Accounting Standards ("SFAS") No. 144, the operating results of Carlisle Plaza Mall have been shown in the accompanying statements as discontinued operations, and all prior periods have been reclassified.

Oak Ridge Mall ("Oak Ridge"), located in Oak Ridge Tennessee, was sold on March 31, 2003, to Crown Investments Trust ("Crown Investments"), an entity which is owned by Mark E. Pasquerilla, the Company's CEO and President. In connection with the sale, the Cash Flow Support Agreement ("Support Agreement") between the Company and Crown Investments as it relates to Oak Ridge was also amended.

In May 2002 the Company's Board of Trustees approved an agreement to sell Oak Ridge, to an unrelated third party. The independent members of the Board of Trustees ("Independent Trustees") concurrently approved an amendment of the Support Agreement regarding the cash flow support obligations of Crown Investments with respect to Oak Ridge. However, the effectiveness of this proposed amendment was expressly conditioned upon the completion of the sale. The purchase agreement with the third party was extended and amended several times since May 2002 (including a reduction of the purchase price from $12.0 million to $10.6 million), and a variety of conditions required for closing with the third party continued to be unsatisfied.

Consequently, on March 28, 2003 the Independent Trustees instead approved the sale of Oak Ridge to Crown Investments for estimated fair value of $11.4 million. The $11.4 million purchase price was satisfied through issuance of a promissory note by Crown Investments. The promissory note was then distributed in a nonliquidating distribution to Crown American Investment Company ("CAIC"), effectively reducing CAIC's common percentage ownership interest in the Operating Partnership equivalent to 1,159,794 common partnership units. CAIC is a wholly-owned subsidiary of Crown Investments and is a minority limited partner in the Operating Partnership. In connection with the sale, the Company paid off the current $13.4 million mortgage loan balance on Oak Ridge and assigned to Crown Investments the existing agreement of sale with the third party, as amended. The Company will manage Oak Ridge for a fee on behalf of Crown Investments. Crown Investments agreed that it will pay to the Company an amount equal to 90% of the amount, if any, by which the net proceeds received on the sale to any unrelated third party of Oak Ridge by Crown Investments concluded within six years of the purchase by Crown Investments exceeds Crown Investments' total investment in Oak Ridge (defined to include $11.4 million plus the aggregate amount of all additional investments made by Crown Investments in Oak Ridge plus an 8% return compounded annually on this sum).

The sale of Oak Ridge resulted in a loss on sale for financial reporting purposes of $13.8 million which was recorded by the Company in the first quarter of 2003. The reduction in the minority partner's percentage ownership interest, valued at $11.4 million, was recorded in shareholders' equity in the consolidated balance sheet.

In connection with the foregoing, the Independent Trustees also approved amendments to the Support Agreement and to the Amended and Restated Agreement of Limited Partnership of the Operating Partnership. The amendment to the Support Agreement released Oak Ridge from Crown Investments' future obligations under the Support Agreement and reduced the maximum quarterly amount of support payments for the remaining two properties in the Agreement from $1,000,000 to $300,000. Approximately 81% of the $3.1 million in cash flow support for the year ended December31, 2002 related to Oak Ridge. The amendment to the Limited Partnership Agreement provided for a special allocation of 100 percent of the net tax loss from the sale of Oak Ridge to Crown Investments to the extent of Crown Investments' obligation under the Support Agreement related to Oak Ridge; the remaining tax loss from the sale will be allocated to the partners in accordance with their ownership interests. It is expected that the tax loss should result in a significant portion of the Company's common dividends that may be paid in 2003 being treated as non-taxable return of capital.

As a result of these amendments to the Support Agreement, Crown Investments' percentage ownership interest in the Operating Partnership was reduced by an amount equivalent to 2,600,000 common partnership units. The minority partner's reduction in its ownership interest would have a value of approximately $25.6 million, based on the closing price of the Company's common shares on March 27, 2003 (which was $9.84). Amounts owed under the Support Agreement for Oak Ridge Mall from January 1 to March 31, 2003 of $0.67 million, were paid by Crown Investments to the Operating Partnership, and the Operating Partnership made a cash distribution to Crown Investments with respect to the 2,600,000 common partnership units for the quarter ended March31, 2003 equal to $0.56 million. As the minority partner, Crown Investments' obligations to make payments to the Operating Partnership under the Support Agreement have been contingent on the future performance of the subject properties and accordingly have been recorded in the Company's consolidated financial statements as earned.

The Company's 32,071,965 outstanding common partnership units as of March31, 2003, were unchanged as a result of the above transactions. However, the common percentage ownership interests of the partners in the Operating Partnership did change, as summarized in the following table:





                                                   Before            After
                                                   ------            -----

General and Majority Partner:

Crown American Realty Trust (the Company)          76.31%             83.81%

Limited Minority Partners:

Crown Investments Trust                            19.44              14.55

Crown American Investment Company                   4.25               1.64

Totals                                            100.00%            100.00%

As required by SFAS No. 144, the operating results of Oak Ridge Mall and Carlisle Plaza Mall have been shown in the accompanying statement as discontinued operations, and all prior periods have been reclassified.

The following represents certain condensed financial statement information on Oak Ridge Mall and Carlisle Plaza Mall for the applicable periods presented in the financial statements (in thousands of dollars):


                                   Nine Months Ended September 30,
                                   -------------------------------
                                      2003                 2002
                                      ----                 ----
Oak Ridge Mall:

Total revenues                     $    748             $  2,563
Operating loss                     $   (235)            $   (632)
Loss on asset sale                 $(13,787)            $      -


Carlisle Plaza Mall:

Total revenues                     $      -             $  1,454
Operating income (loss)            $      -             $    (15)


                           September 30,     December 31,
                           -------------     ------------
                               2003              2002
                               ----              ----
Oak Ridge Mall:

Total assets (net)             $ -             $ 25,309
Total liabilities              $ -             $ 13,952

NOTE 7 - PROPOSED MERGER WITH PENNSYLVANIA REAL ESTATE INVESTMENT TRUST

On May 13, 2003, the Company entered into a definitive merger agreement with Pennsylvania Real Estate Investment Trust, a Pennsylvania business trust (NYSE:
PEI) ("PREIT"), under which the Company agreed to merge into PREIT. The Boards of Trustees of PREIT and the Company have unanimously approved the merger.

Under the terms of the merger agreement, PREIT will issue to the Company's common shareholders 0.3589 PREIT common shares in exchange for each outstanding common share of the Company in a tax-free, share-for-share transaction. The exchange ratio was determined based on the trailing 20 day average closing prices as of May 12, 2003, and is not subject to change and there is no "collar" or minimum trading price for the shares.

As part of the merger, PREIT will issue new preferred shares to the current holders of the Company's outstanding non-convertible senior preferred shares. The terms of the new PREIT preferred shares will be substantially the same as the existing preferred shares of the Company. In addition, PREIT has agreed to assume the Company's mortgage debt, described in Note 4 to the interim Consolidated Financial Statements. PREIT currently expects to repay the Company's secured revolving credit facility with GECC with proceeds from additional debt financing which PREIT is currently negotiating with prospective lenders together with additional borrowings under PREIT's existing line of credit.

After the effective date of the merger, PREIT's board of trustees will be increased by two. Mark E. Pasquerilla, the Company's Chairman, Chief Executive Officer and President, and Donald F. Mazziotti, a current Trustee of the Company, will serve on PREIT's board of trustees as the two additional members.

The merger is expected to close in the fourth quarter of 2003. The merger is subject to approval by the common shareholders of the Company and PREIT and other customary closing conditions, including consents of the lenders of the Company and PREIT. PREIT filed a registration statement on Form S-4 (which included a joint proxy statement/prospectus and other relevant documents) with the United States Securities and Exchange Commission (the "SEC") concerning the merger on August 12, 2003. The Company has established November 11, 2003 as the meeting date of its shareholders to approve the proposed merger and has commenced mailing the joint proxy statement/prospectus to its shareholders in connection with the merger. Certain of the Company's trustees and executive officers, including Mark E. Pasquerilla, have agreed to vote in favor of the merger.

Under the terms of the merger agreement, a termination fee of up to $20 million will be payable to either the Company or PREIT by the other party if the merger is not completed in certain specified circumstances.

In connection with entering into the merger agreement with PREIT, the Company's Independent Trustees approved another amendment to the Support Agreement under which Crown Investment's percentage ownership in the Operation Partnership was further reduced by an amount equivalent to 500,000 common partnership units effective on May 13, 2003. In consideration of this reduction in its ownership interest, Crown Investments is no longer obligated to make payments under the Support Agreement after May 13, 2003. The reduction in ownership interest had a value of approximately $5.3 million, based on the closing price of the Company's common shares on May 12, 2003 (which was $10.69). Amounts owed to the Company under the Support Agreement for the period from April 1 to May 13, 2003 were $0.08 million and were paid by Crown Investments to the Operating Partnership; the Operating Partnership made a non-pro-rata cash distribution to Crown Investments with respect to the 500,000 units for the period from January 1 to May 13, 2003 of $0.16 million.

As a result of the May 13, 2003 amendment to the Support Agreement and the related reduction in Crown Investments' ownership interest, the common ownership interests of the partners in the Operating Partnership changed as summarized in the following table:

                                                   Before        After
                                                   ------        -----

General and Majority Partner:

Crown American Realty Trust (the Company)          83.81%       84.92%

Limited Minority Partners:

Crown Investments Trust                            14.55%       13.42%

Crown American Investment Company                   1.64%        1.66%

Totals                                            100.00%      100.00%

As a result of the reductions in the percentage ownership interests held by Crown Investments and CAIC in the Operating Agreement, on the effective date of the merger, PREIT has agreed to issue 0.2053 of its operating partnership units in exchange for each outstanding partnership unit of the Company's Operating Partnership held by Crown Investments and CAIC.

For the quarter and nine months ended September 30, 2003, the Company incurred $0.9 million and $3.8 million, respectively, in costs related to the merger. These costs were expensed as incurred, and related mainly to legal, accounting, tax and other advisory fees. The Company expects to incur significant merger related costs upon completion of the merger, which is currently expected to occur in the fourth quarter of 2003. These costs, which will be charged to expense, are expected to include employee severance costs, fees payable to the Company's financial advisor, fees payable to lenders, proxy printing and solicitation costs, costs related to the special shareholder meeting, and ongoing legal, accounting, tax and other advisory fees. In addition, as described in the Merger Agreement and related documents, in connection with and contingent upon the closing of the Merger, Pasquerilla Plaza, an office building in Johnstown, PA owned by the Company and which serves as the Company's corporate headquarters, will be transferred to Crown Investments in exchange for out-parcels of land adjacent to three of the Company's malls which are currently owned by Crown Investments. The exchange will be based on appraised values as determined by a third party appraiser, with any difference to be settled in cash. The appraised value of Pasquerilla Plaza is approximately $9 million less than its current net book value and such excess amount will be charged to expense if and when the exchange occurs just prior to the closing of the merger. The aggregate amount of all the foregoing costs and expenses related to the merger (exclusive of the Pasquerilla Plaza Exchange) that could be incurred in the fourth quarter 2003 could approximate $20 million.

NOTE 8 - COMMON SHARE OFFERING

On June 7, 2002, the Company completed a public offering of 5,000,000 of its common shares of beneficial interest, par value $0.01, at a public offering price of $8.75 per share. In addition to the shares issued above, on June 20, 2002 the Company sold another 750,000 common shares at $8.75 per share with respect to the underwriters' over-allotment options.

The net proceeds to the Company (after deducting underwriting discounts and estimated expenses) of the common offering was approximately $47.2 million. The proceeds from the offering were initially used to pay down the Company's line of credit with GECC; part of these funds were later re-borrowed to supplement the purchases of Valley View Mall and Wiregrass Commons Mall as described in Note 5 to the interim Consolidated Financial Statements.

NOTE 9 - CONTINGENCIES AND COMMITMENTS

The Company obtains insurance for workers' compensation, automobile, general liability, property damage, and medical claims. However, the Company has elected to retain a portion of expected losses for property damage, general liability and medical claims through the use of deductibles which generally range up to $0.25 million per occurrence. Provisions for losses expected under these programs are recorded based on estimates, provided by consultants who utilize the Company's claims experience and actuarial assumptions, of the aggregate liability for claims incurred and claims incurred but not reported. The total estimated liability for these losses at September 30, 2003 and December 31, 2002 was $5.6 million and $5.4 million, respectively, and is included in Accounts Payable and Other Liabilities.

Based on environmental studies completed on the Properties, management believes any exposure related to environmental clean-up will not have a significant adverse impact on the Company's results of operations or its financial condition.

The Company and its subsidiaries from time to time are subject to litigation and claims, both asserted and unasserted, incidental to their businesses, some of which may be substantial. For example, these claims may include, but are not limited to, damages asserted by other owners of real estate, regulatory agencies, customers, tenant disputes over lease provisions including billings for reimbursement of operating costs and real estate taxes, and various other matters that may arise in the normal course of business. After consultations with legal counsel and other advisors, management believes that the Company has recognized adequate provisions for probable and reasonably estimable liabilities associated with these matters. While these matters may impact quarterly or annual results of operations and cash flows when resolved in future periods, based upon information currently available, management does not believe that the ultimate resolution of these claims and litigation will have a material adverse effect on the financial position of the Company.

Commitments

The Company has various purchase commitments related to the operations of their mall assets in the normal course of business which are not material to the financial position or liquidity of the Company. The Company also has commitments under signed leases with open tenants to make future cash allowances and/or to construct tenant premises, which aggregate approximately $2.6 million as of September 30, 2003.

NOTE 10 - SUBSEQUENT EVENT

In October 2003, in connection with the proposed Merger and in recognition of restrictions that have been imposed on five officers relative to exercising existing options, the Compensation Committee of the Board of Trustees authorized amendments to certain option agreements held by five executive officers and one independent trustee. The amendments extended the expiration dates related to 150,000 options held by the trustee and the five officers from December 31, 2003 and January 3, 2004, respectively, to a date equal to six months from the effective date of the merger. In addition, certain option agreements for the five officers aggregating 548,000 shares, that were currently vested and exercisable, were amended to allow the officers to pay the option exercise price and withholding taxes in exchange for common shares of the Company currently owned by such officers, or shares that would be acquired from exercise of the options, or with cash. These amendments resulted in new measurement dates and variable plan accounting, respectively. Accordingly, $0.6 million in compensation expense will be recorded in the fourth quarter related to the extension of the expiration dates. Approximately $1.1 million in additional compensation expense will be recorded in the fourth quarter from applying variable plan accounting to a portion of those options which can be satisfied by surrendering shares to the Company.